Exhibit 99.1

Press Release & Investor Call

Acorn Q3 EPS Rises to $0.01 vs. Loss of ($0.08) on 17% Revenue Increase;

Signs Generator Dealer Agreement That Could Drive Significant Growth in 2024

Investor Call Today at 11am ET – Dial-in # 1-844-834-0644

Wilmington, DE – November 9, 2023 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control solutions for backup power generators, gas pipelines, air compressors and other mission- critical assets, announced results for its third quarter ended September 30, 2023 (Q3’23). Acorn generated positive net income and operating cash flow on Q3’23 revenue growth of 17%. Acorn also announced a significant new reseller agreement with a leading US generator dealer. Acorn will host an investor call today at 11:00 a.m. ET (details below).

Summary Financial Results

($ in thousands)	Q3’23	Q3’22	Change	9M’23	9M’22	Change
Monitoring revenue	$1,083	$958	+13.0%	$3,172	$2,914	+8.9%
Hardware revenue(1)	$1,004	$825	+21.7%	$2,637	$2,241	+17.7%
Total revenue(2)	$2,087	$1,783	+17.0%	$5,809	$5,155	+12.7%
Gross profit	$1,550	$1,215	+27.6%	$4,356	$3,719	+17.1%
Gross margin	74.3%	68.1%		75.0%	72.1%

(1)	Q3’23 and 9M’23 include $150,000 of revenue from sales of the new version of our products with updated functionality that was launched September 1, 2023, for which the revenue is recognized when the unit is shipped.
(2)	All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

Non-GAAP Measure

Reconciliation of GAAP Revenue to Cash-Basis Revenue**

($ in thousands)	Q3’23	Q3’22	9M’23	9M’22
Total GAAP revenue	$2,087	$1,783	$5,809	$5,155
Less: Amortization of deferred revenue	(1,711)	(1,589)	(4,993)	(4,572)
Plus: Sales recorded to deferred revenue	1,555	2,007	5,033	5,232
Other adjustments and write-offs	2	1	57	32
Total cash-basis revenue **	$1,933	$2,202	$5,906	$5,847
Year-over-year change	-12.2%		+1.0%

**See definition of Non-GAAP measure below.

CEO Commentary

Jan Loeb, Acorn’s CEO, commented, “Acorn achieved its second consecutive quarter of positive cash flow and net income in Q3’23 with a 17% increase in total revenue, demonstrating the strength and resiliency of our value proposition and the growing scale of our recurring revenue model. Our performance was achieved despite $102,000 of one-time expenses (approximately $0.04 per share) related to the 1-for-16 reverse split successfully completed during the quarter.

“As we have noted, the reverse split was intended to make our common stock accessible to a broader base of investors. Given our strong operating results, growth outlook and sound financial position, we believe Acorn has reached the point where we could benefit from a materially higher share price, while also better positioning our company for our longer-term goal of up-listing to a major exchange.

“Importantly, our recurring high-margin monitoring revenue continues to gain momentum, increasing 13% in Q3’23 and 9% year-to-date, and we expect this momentum to continue into 2024.

“Our Q3’23 gross margin returned to a more typical level of 74%, up from 68% in Q3’22 which reflected the year-ago impact of inventory obsolescence related to the sunsetting of 3G monitoring units and the healthy rebound in our monitoring revenue this year. Given the revenue and gross margin improvements, Q3’23 gross profit grew 28% over Q3’22. Importantly, Acorn was able to report a net profit for the third quarter and first nine months of 2023, and we believe we are on track to achieve more meaningful profitability in future periods. Given Acorn’s net operating loss carryforwards (NOLs) of over $70M, future profits would be largely shielded from tax liability, potentially further benefitting our cash flows.

“In Q3’23, our cash-basis revenue declined 12% vs. Q3’22, following 33% growth in Q2. Some of this relates to weakness from residential generator dealers sales due to higher interest rates and some of it is due to the timing of larger commercial and industrial orders.

“Our long-term goal remains the achievement of 20% average annual top-line growth. Although we are below that level on year-to-date basis in 2023, we have a range of business development initiatives in process that we believe should help us reach that goal going forward. Underlying our growth objectives are the substantial efficiency, cost reduction, risk mitigation and environmental benefits that our solutions provide to both commercial and residential customers.

Reseller Agreement with Leading Commercial Generator Dealer

“This week we finalized a non-exclusive reseller agreement with one of the nation’s largest multi-regional commercial generator dealers. We believe this agreement could yield 2,500 to 3,000 new monitoring connections per year for OmniMetrix, which could represent hardware sales, activation fees and monitoring revenue totaling between $1-2 million per year. Importantly, endpoints added from this relationship are expected to make a meaningful contribution to the growth of our base of recurring monitoring revenue. We expect initial revenue from this relationship to start in the first quarter of 2024 and to build as the program is rolled out across their dealer network.

Demand Response

“In addition, we also see substantial growth potential in leveraging our monitoring and control capabilities for standby-generators to support electric grid operators in meeting peak power demand through Demand Response programs or “DR”. We have partnered with C-Power to build out our DR capabilities that enable generator owners to sign up and receive compensation for making their generators available for grid operators to turn on automatically for brief periods when they need grid support.

“It has taken some time to formalize these programs and we are proud to announce that we enrolled our first DR customers in October, who we anticipate will provide approximately 600 kilowatts of back-up power. These customers must now be approved by ERCOT, the grid operator in Texas, a process that we expect to take a few weeks. As we have mentioned, we believe DR is a very compelling add-on to our business in several respects. In addition to providing a revenue stream that helps offset the cost of adding backup generators for end customers, it also provides an additional, long-term economic benefit for our services with the potential to double the profitability of each enrolled generator endpoint. Accordingly, we remain very excited about DR becoming an important top line and bottom line driver for our business going forward.

“We also believe that the launch of our new customer interface to our data portal known as OmniView2 or OV2, which offers more benefits to our customers such as self-service reporting options, is a significant value-add to current and potential customers. We launched OV2 on October 1st and believe it will be an important competitive advantage in 2024 in attracting new business.

“Overall, feedback from our sales and marketing team and talks with existing and potential new partners and customers guides our confidence, not only for 2024 but also in our long-term growth prospects.”

Financial Review

Q3’23 revenue of $2,087,000 rose 17.0% from Q3’22 revenue of $1,783,000, with the increase attributable to monitoring growth of 13% and hardware growth of 22%. The hardware increase was due to the sale of equipment, including custom True Guard® generator monitors, new product sales and installation income, partially offset by a decrease in Hero® pipeline product sales. For the nine months ended September 30, 2023, revenue increased over the prior-year period by 13% to $5,809,000, which was driven by the same factors as in Q3’23.

Gross profit grew 28% to $1,550,000, reflecting a gross margin of 74% in Q3’23, as compared to gross profit of $1,215,000 and gross margin of 68% in Q3’22. Gross margin on hardware revenue was 54% in Q3’23, compared to 43% in Q3’22, with the increase primarily due to a write-off of $31k of obsolete inventory in the prior-year period. Gross margin on monitoring revenue was 93% in Q3’23 vs. 90% in Q3’22, due to prior-year monitoring rebates given to two large customers, which did not recur in Q3’23.

Total operating expenses increased 8.2% to $1,542,000 in Q3’23 versus $1,425,000 in Q3’22, primarily due to $102,000 of reverse stock split expenses incurred in Q3’23 and slightly higher other SG&A costs, partially offset by lower research and development expenses.

Net income attributable to Acorn Energy, Inc. stockholders improved to $24,000, or $0.01 per share, in Q3’23 from a net loss of $210,000, or ($0.08) per share in Q3’22, as growth in revenue and gross profit outpaced growth in operating expenses. For the nine-month period ended September 30, 2023, net income attributable to stockholders improved to $35,000, or $0.01 per share, vs. a net loss of $556,000 or ($0.22) per share, during the first nine months of 2022. Per-share figures have been adjusted to reflect the 1-for-16 reverse stock split.

Liquidity and Cash Flow

Excluding deferred revenue ($4,270,000) and deferred cost of goods sold ($890,000), which have virtually no impact on future cash flow, net working capital was $2,867,000 at September 30, 2023 as compared to $2,536,000 at December 31, 2022. This included cash and cash equivalents of $1,749,000 at quarter end vs. $1,450,000 at year end.

Acorn generated $366,000 of cash from operating activities and used $72,000 for hardware, software and other capital investments in the nine-month period ended September 30, 2023. Cash generated from operating activities was attributable to the company’s net income plus non-cash expenses, including depreciation and non-cash lease expense, adjusted for changes in operating assets and liabilities.

Investor Call Details

Date/Time:	Thursday, November 9th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, serving tens of thousands of customers including 25 Fortune/Global 500 companies. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support by enrolled back-up generators. OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities, in addition to residential back-up generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2023	2022	2023	2022

Revenue	$5,809	$5,155	$2,087	$1,783
COGS	1,453	1,436	537	568
Gross profit	4,356	3,719	1,550	1,215
Operating expenses:
Research and development (R&D) expense	614	637	212	227
Selling, general and administrative (SG&A) expense	3,746	3,585	1,330	1,198
Impairment of software	—	51	—	—
Total operating expenses	4,360	4,273	1,542	1,425
Operating (loss) income	(4)	(554)	8	(210)
Interest income (expense), net	46	(1)	19	—
Income (loss) before income taxes	42	(555)	27	(210)
Income tax expense	—	—	—	—
Net income (loss)	42	(555)	27	(210)
Non-controlling interest share of net income	(7)	(1)	(3)	—
Net income (loss) attributable to Acorn Energy, Inc. stockholders	$35	$(556)	$24	$(210)

Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. stockholders*:	$0.01	$(0.22)	$0.01	$(0.08)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic and diluted
Basic*	2,484	2,481	2,485	2,481
Diluted*	2,506	2,481	2,532	2,481

*Includes effects of a 1-for-16 reverse stock split.

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2023	As of December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$1,749	$1,450
Accounts receivable, net	583	597
Inventory, net	909	789
Deferred cost of goods sold (COGS)	890	887
Other current assets	343	288
Total current assets	4,474	4,011
Property and equipment, net	610	653
Operating right-of-use assets, net	220	298
Deferred COGS	642	807
Other assets	209	215
Total assets	$6,155	$5,984
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$444	$243
Accrued expenses	127	171
Deferred revenue	4,270	3,984
Operating lease liabilities	121	116
Other current liabilities	25	58
Total current liabilities	4,987	4,572
Long-term liabilities:
Deferred revenue	1,941	2,187
Operating lease liabilities	129	220
Other long-term liabilities	19	16
Total long-term liabilities	2,089	2,423
Commitments and contingencies
Stockholders’ deficit:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share: Authorized – 42,000,000 shares; issued and outstanding – 2,484,791 and 2,482,604 shares at September 30, 2023 and December 31, 2022, respectively*	25	25
Additional paid-in capital*	103,312	103,261
Accumulated stockholders’ deficit	(101,232)	(101,267)
Treasury stock, at cost – 50,178 and 50,178 shares at September 30, 2023 and December 31, 2022*	(3,036)	(3,036)
Total Acorn Energy, Inc. stockholders’ deficit	(931)	(1,017)
Non-controlling interest	10	6
Total stockholders’ deficit	(921)	(1,011)
Total liabilities and stockholders’ deficit	$6,155	$5,984

*Includes effects of a 1-for-16 reverse stock split.

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Nine months ended September 30,
	2023	2022
Cash flows provided by (used in) operating activities:
Net income (loss)	$42	$(555)
Depreciation and amortization	115	83
Impairment of inventory	9	31
Impairment of software	—	51
Non-cash lease expense	96	93
Stock-based compensation	46	69
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	14	(41)
Increase in inventory	(129)	(317)
Decrease (increase) in deferred COGS	162	(158)
Increase in other current assets and other assets	(49)	(62)
Increase (decrease) in accounts payable and accrued expenses	157	(91)
Increase in deferred revenue	40	660
Decrease in operating lease liability	(104)	(97)
(Decrease) increase in other current liabilities and non-current liabilities	(33)	23
Net cash provided by (used in) operating activities	366	(311)

Cash flows used in investing activities:
Investments in technology	(70)	(286)
Other capital investments	(2)	(6)
Net cash used in investing activities	(72)	(292)

Cash flows provided by financing activities:
Stock option exercise proceeds	—	5
Warrant exercise proceeds	5	—
Net cash provided by financing activities	5	5

Net increase (decrease) in cash	299	(598)
Cash at the beginning of the year	1,450	1,722
Cash at the end of the period	$1,749	$1,124

Supplemental cash flow information:
Cash paid during the period for:
Interest	$2	$1

Non-cash investing and financing activities:
Accrued preferred dividends to former CEO of OmniMetrix	$3	$3

Definition of Non-GAAP Measure

OmniMetrix sells hardware (monitoring devices) and monitoring services. Prior to the launch of a new version of its products on September 1, 2023 that includes new functionality, OmniMetrix’s hardware could not function as a distinct product from OmniMetrix’s monitoring services. As a result, revenue and COGS from the sale of PG and CP hardware was recorded to deferred revenue (and deferred COGS) upon shipment. This deferred revenue and related COGS was recognized over the estimated life of the units which was deemed to be three years. The new functionality in the new version of the TrueGuard, AIRGuard, Patriot and Hero products results in OmniMetrix’s hardware and monitoring being capable of being each a distinct product and service. OmniMetrix recognizes revenue, COGS, and commissions from the sale of the new version of our hardware products sold when the product is shipped instead of being deferred and amortized over the estimated time that the unit is in service for the customer. Revenues from the prepayment of monitoring fees (generally paid twelve months in advance) are initially recorded as deferred revenue upon receipt of payment from the customer and then amortized to revenue over the monitoring service period. Acorn has provided a non-GAAP financial measure of cash-basis revenue (sales) to aid investors in better understanding our sales performance. Acorn believes this non-GAAP measure assists investors by providing additional insight into our operational performance and helps clarify sales trends. For comparability of reporting, management considers non-GAAP measures in conjunction with generally accepted accounting principles (GAAP) financial results in evaluating business performance. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.